EXHIBIT D

TERMS AGREEMENT NO. 2560 UNDER

THE STANDARD PROVISIONS

February 8, 2023

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

1.

The undersigned agrees to purchase from you (the Corporation) the Corporation’s U.S.$25,000,000 3.81 per cent Fixed Rate Notes due 30 June 2027 (the Notes) described in the Final Terms, dated as of the date hereof in the form of Annex 1 hereto (the Final Terms) at 9:00 am New York time on February 10, 2023 (the Settlement Date) at an aggregate purchase price of $24,970,000 (which is 99.88% of the aggregate nominal amount of the Notes) on the terms set forth herein and in the Standard Provisions, dated as of 11 October 2021 (as amended from time to time, the Standard Provisions), incorporated herein by reference. In so purchasing the Notes, the undersigned understands and agrees that it is not acting as an agent of the Corporation in the sale of the Notes.

2.

When used herein and in the Standard Provisions as so incorporated, the term Notes refers to the Notes as defined herein, the term Time of Sale refers to 3:00pm EST February 3, 2023 and the term Dealer(s) refers to the undersigned. All other terms defined in the Prospectus, the Final Terms relating to the Notes and the Standard Provisions shall have the same meaning when used herein.

3.

The Corporation represents and warrants to the undersigned that the representations, warranties and agreements of the Corporation set forth in Clause 2 of the Standard Provisions (with the term “Prospectus” revised to read the “Prospectus as amended and supplemented with respect to Notes at the date hereof”) are true and correct on the date hereof. The Corporation has not committed or earmarked the proceeds of the Notes for lending to, or financing activities with, a specific person or organization.

4.

The obligation of the undersigned to purchase Notes hereunder is subject to the accuracy, on the date hereof and on the Settlement Date, of the Corporation’s representations and warranties contained in Clause 2 of the Standard Provisions and to the Corporation’s performance and observance of all applicable covenants and agreements contained therein, in each case with respect to the Notes. The obligation of the undersigned to purchase Notes hereunder is further subject to the receipt by the undersigned of an officer’s certificate of the Corporation substantially in the form referred to in Clause 6(a), of the Standard Provisions, dated as of the Settlement Date.

5.

The Corporation agrees that it will issue the Notes and the Dealer named below agrees to purchase the Notes at the purchase price specified above (being equal to the issue price of 100 per cent. less a management and underwriting fee of 0.12 per cent. of the nominal amount).

6.	The purchase price specified above will be paid by the Dealer named below by wire transfer in same-day funds to the Corporation for value on the Settlement Date.

7.

The Corporation hereby appoints the undersigned as a Dealer under the Standard Provisions solely for the purpose of the issue of Notes to which this Terms Agreement relates. The undersigned accepts such appointment, whereupon it shall be vested, solely with respect to this issue of Notes, with all authority, rights and powers of a Dealer purchasing Notes as principal set out in the Standard Provisions, a copy of which it acknowledges it has received.

8.

In consideration of the Corporation appointing the undersigned as a Dealer under the Standard Provisions solely with respect to this issue of Notes, the undersigned hereby undertakes for the benefit of the Corporation and each of the other Dealers, that, in relation to this issue of Notes, it will perform and comply with all of the duties and obligations expressed to be assumed by a Dealer under the Standard Provisions.

9.

The undersigned acknowledges that such appointment is limited to this particular issue of Notes and is not for any other issue of Notes of the Corporation and that such appointment will terminate upon issue of the relevant Notes, but without prejudice to any rights (including, without limitation, any indemnification rights), duties or obligations of the undersigned which have arisen prior to such termination.

10.	For purposes hereof, the notice details of the undersigned are set out in Schedule 1 hereto.

All notices and other communications hereunder shall be in writing and shall be transmitted in accordance with Clause 10 of the Standard Provisions.

11.	This Terms Agreement shall be governed by and construed in accordance with the laws of New York.

12.

This Terms Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts together shall constitute one and the same instrument.

MISCHLER FINANCIAL GROUP, INC.

By:	/s/ Doyle L. Holmes
Name: Doyle L. Holmes
Title: President

CONFIRMED AND ACCEPTED, as of the

date first written above:

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Tom Ceusters
Name: Tom Ceusters
Title: Director

SCHEDULE 1

Notice Details of Dealer:

Mischler Financial Group, Inc.

1111 Bayside Drive, Suite 100

Corona del Mar, CA 92625

Attention: Doyle L. Holmes, President

Telephone: 949-720-0640

E-mail: dholmes@mischlerfinancial.com